UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material under § 240.14a-12

Victoria’s Secret & Co.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 4, 2025, Victoria’s Secret & Co. issued the following press release:

Victoria’s Secret & Co. Board Comments on BBRC Letter

The Board has engaged extensively with BBRC since its initial investment in May 2022

The Board is currently in the process of carefully vetting Brett Blundy’s candidacy and evaluating his other new demands

Victoria’s Secret & Co. highlights significant momentum under new CEO Hillary Super, with total shareholder returns of 89% since her appointment, outperforming S&P 1500 Specialty Retail Index by 78% and peers used by research analysts by 91%

November 4, 2025 — Victoria’s Secret & Co. (“VS&Co” or the “Company”) (NYSE: VSCO) today issued the following statement regarding the recent public letter from BBRC International Pte Limited (“BBRC”), and its Chairman, Brett Blundy, sent to VS&Co’s Board of Directors (the “Board”).

The Board has engaged extensively with BBRC and is conducting a thorough review of Mr. Blundy in response to his demand for a Board seat and other changes.

Members of the Board and management team have met extensively with Mr. Blundy and other BBRC representatives over the past three years, including during the previous evaluation of his director candidacy in late 2023 and early 2024. At the Board’s invitation, Mr. Blundy presented at the Board’s late September 2025 meeting, where he demanded his appointment to the Board and made multiple new demands including the resignation of the Board’s Chair, the suggestion that he should be made Chair, and other extensive changes to Board and committee composition.

In response, the Board promptly launched a renewed evaluation of Mr. Blundy’s director candidacy, including additional required due diligence and vetting due to conflicts of interest and competitive concerns, and the potential for reputational and legal risk arising from past conduct-related issues at affiliates owned or controlled by BBRC, each of which has at various times been discussed with at least one of the four outside counsel BBRC has engaged throughout the process. This process has included multiple in-person and virtual meetings and written correspondence between BBRC and members of the Board and other Company representatives, and respective counsel. This process was agreed upon by both parties, follows best practices, and the Company approached all discussions in a spirit of collaboration.

The Board’s good-faith evaluation of Mr. Blundy’s candidacy remains ongoing. However, despite the Board’s collaborative approach, Mr. Blundy has refused to respond to follow-up questions that he and his counsel insisted the Company send. Instead, the Board was disappointed that rather than responding to these questions, BBRC has sought to pre-empt the Board’s process with today’s letter, which was circulated to the media before it was even sent to the Board, an action that we believe demonstrates a lack of interest in a constructive approach.

Nevertheless, the Board has consistently engaged with BBRC, welcomed Mr. Blundy’s input, and encouraged open communication. We remain committed to fulfilling our fiduciary duties to the Company and its shareholders, enhancing value and achieving outcomes that serve the best interests of all shareholders.

VS&Co is delivering significant outperformance and momentum under Hillary Super’s leadership and the Path to Potential strategy.

The Board brings extensive retail experience and since the spin-off from L Brands has added four new directors, including three independent directors and our CEO. Since the Board, under Donna James as Chair, took decisive action to appoint Hillary Super as the Company’s new CEO and the subsequent naming of new brand presidents and a new Chief Marketing and Customer Officer, the Company’s Path to Potential strategy has yielded outperformance and value creation for shareholders, as evidenced by our second quarter earnings, where we beat both sales and operating income guidance, drove gross margin expansion, and despite tariff headwinds, increased our full year sales guidance.

In the period since the Board appointed Super as CEO, the Company has delivered total shareholder returns of 89%, outperforming S&P 1500 Specialty Retail Index by 78% and the peers used by research analysts by 91%.1

As we enter the holiday season, VS&Co is focused on capitalizing on this momentum and on continuing to deliver enhanced value for all shareholders. We appreciate BBRC’s investment in the Company and remain committed to transparent and collaborative communication with BBRC and all of our other shareholders.

About Victoria’s Secret

Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, apparel, casual sleepwear, swim, lounge and sport as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that share a common purpose of supporting women in all they do, and Adore Me, a technology-led, digital first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of more than 1,380 retail stores in nearly 70 countries.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “will,” “target,” “forecast,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:

•	general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;

•

market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;

•

uncertainty in the global trade environment, including the imposition or threatened imposition of tariffs or other trade restrictions and any retaliatory measures imposed by impacted exporting countries;

•	our ability to successfully implement our strategic plan;

•	difficulties arising from changes and turnover in company leadership or other key positions;

•	our ability to attract, develop and retain qualified associates and manage labor-related costs;

•	our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;

•	our ability to successfully operate and expand internationally and related risks;

•	the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;

•	our ability to successfully operate and grow our direct channel business;

•	our ability to protect our reputation and the image and value of our brands;

•	our ability to attract customers with marketing, advertising and promotional programs;

[1]

Source: FactSet (11/03/25); Analyst Peer Group: Includes peers that at least one analyst references in research reports (from June); comprised of Abercrombie & Fitch, American Eagle, Gap, Urban Outfitters, Levi, Buckle, Carter’s, Torrid, Lululemon, Aritzia, Bath & Body Works, Capri, Dillard’s, Genesco, J.Jill, Kohl’s, Macy’s, The Children’s Place, Tilly’s, Tapestry, Zumiez, H&M, Industria de Diseno Textil and Vera Bradley; S&P Composite 1500 Specialty Retail Index: Point of comparison referenced by BBRC in public letter.

•	the highly competitive nature of the retail industry and the segments in which we operate;

•

consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise, product lines and brands successfully;

•	our ability to integrate acquired businesses and realize the benefits and synergies sought with such acquisitions;

•	our ability to incorporate artificial intelligence into our business operations successfully and ethically while effectively managing the associated risks;

•	our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:

•	political instability and geopolitical conflicts;

•	environmental hazards, severe weather and natural disasters;

•	significant health hazards and pandemics;

•	delays or disruptions in shipping and transportation and related pricing impacts;

•	foreign currency exchange rate fluctuations; and

•	disruption due to labor disputes;

•	our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;

•	the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;

•	fluctuations in freight, product input and energy costs;

•

our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability against cybersecurity incidents and disruptions or failures of systems;

•	our ability to maintain the security of customer, associate, third-party and company information;

•	stock price volatility;

•	shareholder activism matters;

•	our ability to maintain our credit rating;

•	our ability to comply with regulatory requirements; and

•	legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our 2024 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2025.

Additional Information and Where to Find It

The Company intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s next meeting of stockholders (whether an annual or special meeting of stockholders) (the “Stockholder Meeting”). The Company’s stockholders are strongly encouraged to carefully read such proxy statement, accompanying WHITE proxy card and the other documents filed with, or furnished to, the SEC in their entirety when they become available because they will contain important information. The Company’s stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and the other documents filed or furnished by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies will also be available free of charge at the Company’s website at https://www.victoriassecretandco.com/investors/financial-information/sec-filings.

Certain Information Regarding Participants

The Company, each of its directors (Irene Chang Britt, Sarah Davis, Donna James, Jacqueline Hernández, Rod Little, David McCreight, Mariam Naficy, Lauren Peters, Anne Sheehan and Hillary Super) and its Chief Financial and Operating Officer Scott Sekella will be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Stockholder Meeting. Information about our named executive officers and our non-employee directors, as well as regarding the participants’ holdings of the Company’s securities, is set forth in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2025 Annual Meeting of Shareholders, filed on April 28, 2025, and is available  here, in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis” and

“Beneficial Ownership of Shares.” Such information regarding the participants’ holdings of the Company’s securities is updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on June 23, 2025 for Ms. Chang Britt (available here); June 23, 2025 for Ms. Davis (available here); June 23, 2025 for Ms. James (available  here); June 23, 2025 for Ms. Hernández (available  here); June 23, 2025 for Mr. Little (available  here); June 23, 2025 for Mr. McCreight (available  here); June 23, 2025 for Ms. Naficy (available  here); June 23, 2025 for Ms. Peters (available  here); June 23, 2025 for Ms. Sheehan (available  here); October 8, 2025 for Ms.  Super (available here); and September 5, 2025 for Mr.  Sekella (available here).

Such filings are available on the Company’s website at https://www.victoriassecretandco.com/investors/financial-information/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Stockholder Meeting.

For further information, please contact:

Victoria’s Secret & Co.:

Investor Relations:	Media Relations:
Priya Trivedi	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com